Exhibit L
JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)
The undersigned hereby acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate. This agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.
Date: March 21, 2011.

CBAY INC.

By:	/s/ Clyde Swoger
Name:	Clyde Swoger
Title:	Chief Financial Officer

MEDQUIST HOLDINGS INC.

By:	/s/ Mark Sullivan
Name:	Mark Sullivan
Title:	General Counsel, Chief Compliance Officer & Secretary